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                                                                  Exhibit 11

                             WOLVERINE TUBE, INC.
                      COMPUTATION OF EARNINGS PER SHARE

                   (In thousands, except per share amounts)


                                                   Years ended December 31,
                                               --------------------------------
                                                 1996        1995        1994
                                               -------      -------     -------
Net income applicable to common shares         $39,303      $31,956     $24,765
                                               =======      =======     =======
Weighted average common shares outstanding      13,772       13,605      13,087

Common equivalent shares outstanding               424          513         556
                                               -------      -------     -------
Weighted average common and common
equivalent shares outstanding(1)                14,196       14,118      13,643
                                               =======      =======     =======
Net income per common share                    $  2.77      $  2.26     $  1.82
                                               =======      =======     =======


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(1)   Represents shares issuable upon the exercise of stock options calculated based upon the treasury stock method using the average market price. As fully diluted shares outstanding are the same as primary shares outstanding for all periods presented, net income per common share on a fully-diluted basis is not separately presented.